Exhibit (a)(xxix)

ARTICLES OF AMENDMENT

OF

DWS VALUE SERIES, INC.

DWS VALUE SERIES, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST: The Charter of the Corporation is hereby amended to change and reclassify all of the issued and outstanding Class R shares of the DWS Large Cap Value Fund series of the Corporation’s capital stock (the “DWS Large Cap Value Fund”) into Class A shares of DWS Large Cap Value Fund, and to cancel and terminate the Class R shares of DWS Large Cap Value Fund, and from and after the Reclassification Date (as hereinafter defined), all of the authorized shares of the Corporation’s capital stock heretofore classified and designated as Class R shares of DWS Large Cap Value Fund shall cease to constitute Class R shares of DWS Large Cap Value Fund and, instead, such shares shall constitute either (i) issued and outstanding Class A shares of DWS Large Cap Value Fund or (ii) authorized but unissued Class A shares of DWS Large Cap Value Fund, subject to and as further described in “SECOND” and “THIRD” below.

SECOND: The following provisions shall apply in order to effectuate the change and reclassification described in Article FIRST above:

(A)       As of the Reclassification Date, all of the issued and outstanding Class R shares of DWS Large Cap Value Fund shall automatically be changed and reclassified into that number of full and fractional Class A shares of DWS Large Cap Value Fund having an aggregate net asset value equal to the aggregate value of the net assets of DWS Large Cap Value Fund that are allocable to the Class R shares of DWS Large Cap Value Fund.

The aggregate value of the net assets of DWS Large Cap Value Fund and the amount thereof allocable to the Class R shares thereof shall be determined in accordance with the valuation procedures set forth in the Corporation’s charter and the then current Prospectus or Statement of Additional Information of DWS Large Cap Value Fund as of the close of regular trading on the New York Stock Exchange on the Reclassification Date (after the declaration and payment of any dividends and/or other distributions on that date) (the “Valuation Time”).

In the event that immediately prior to the Valuation Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of DWS Large Cap Value Fund is closed for trading or trading thereupon is restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Corporation’s Board of Directors, accurate appraisal of the value of the net assets of DWS Large Cap Value Fund is not reasonably practicable, the

Reclassification Date shall be postponed to such later date as determined by the Board of Directors. All computations of value hereunder shall be made by or under the direction of DWS Large Cap Value Fund’s accounting agent in accordance with its regular practice and the requirements of the Investment Company Act of 1940 Act, as amended.

(B)        Upon the change and reclassification described in (A) above, the holders of Class R shares of DWS Large Cap Value Fund shall be deemed to own, as of the Reclassification Date, that number of full and fractional Class A shares of DWS Large Cap Value Fund as may be allocated to such shareholders on a pro rata basis.

(C)        Upon the change and reclassification described in (A) above, all of the assets and liabilities of DWS Large Cap Value Fund allocated or to be allocated to the Class R shares of DWS Large Cap Value Fund prior to the Reclassification Date shall, from and after the Reclassification Date, be deemed to constitute and shall be allocated to the assets and liabilities of the Class A shares of DWS Large Cap Value Fund.

(D)       Upon the change and reclassification described in (A) above, all of the issued and outstanding Class R shares of DWS Large Cap Value Fund will be cancelled on the books of the Corporation, although share certificates representing interests in Class R shares of DWS Large Cap Value Fund, if any, will represent a number of Class A shares of DWS Large Cap Value Fund after the Reclassification Date as determined in accordance with (B) above. The Corporation will not issue certificates representing Class A shares of DWS Large Cap Value Fund to the former holders of the Class R shares of DWS Large Cap Value Fund. Ownership of Class A shares of DWS Large Cap Value Fund by the former holders of Class R shares of DWS Large Cap Value Fund will be shown on the books of the Corporation.

(E)        As of the Reclassification Date, all of the authorized but unissued Class R shares of DWS Large Cap Value Fund shall automatically be changed and reclassified into authorized but unissued Class A shares of DWS Large Cap Value Fund.

THIRD: These Articles of Amendment shall become effective at 4:01 p.m. Eastern Time on November 17, 2006 (the “Reclassification Date”).

FOURTH: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland General Corporation Law (“MGCL), duly advised the foregoing amendment and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

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IN WITNESS WHEREOF, DWS Value Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary as of this 3rd day of November, 2006; and its Vice President acknowledges that these Articles of Amendment are the act of DWS Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DWS VALUE SERIES, INC.

/s/ John Millette________	By: Philip J. Collora (SEAL)
John Millette, Secretary	Philip J. Collora, Vice President